Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders RightNow Technologies, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-165434, 333-157847, 333-149776, 333-141340, 333-138543, 333-124329, 333-118515) on Form S-8 of RightNow Technologies, Inc. of our reports dated March 9, 2011, with respect to the consolidated balance sheets of RightNow Technologies, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of RightNow Technologies, Inc.
/s/ KPMG LLP
Portland, Oregon
March 9, 2011